Exhibit 10.2

DEFERRED UNDERWRITING FEE ASSIGNMENT AGREEMENT

Cowen and Company, LLC

As Representative of the several Underwriters

c/o Cowen and Company, LLC

1221 Avenue of the Americas

New York, New York 10020

May 29, 2019

Re:	Deferred Underwriting Fee Assignment Agreement

Ladies and Gentlemen:

This deferred underwriting fee assignment agreement (this “Fee Agreement”) is being delivered to you in connection with that certain Underwriting Agreement, dated as of June 19, 2017 (the “Underwriting Agreement”), by and among Cowen and Company, LLC (“Cowen”), acting as representative of the underwriters named in Schedule A thereto (the “Underwriters”), and Constellation Alpha Capital Corp., a company incorporated in the British Virgin Islands (“Constellation”), and the proposed business combination by and among DermTech, Inc., a Delaware corporation (the “Company”), Constellation and a wholly-owned subsidiary of Constellation, whereby the Company would survive the business combination as a wholly-owned subsidiary of Constellation, and the existing stockholders of the Company would own a majority of the voting securities of Constellation following the business combination (the “Merger”). For the avoidance of doubt, the Merger shall not include any business combination which results in the existing stockholders of the Company owning less than a majority of the voting securities of Constellation following such business combination.

Pursuant to the terms of the Underwriting Agreement, Constellation has agreed to pay to the Underwriters the Deferred Discount (as defined therein), which is equal to $4,375,000 (the “Original Fee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Constellation agrees to assign to the Company, and the Company agrees to assume, Constellation’s obligation pursuant to the Underwriting Agreement to pay to the Underwriters the Original Fee (the “Assignment”), pursuant to the following terms and conditions:

1.	The Assignment set forth herein (including with respect to the payment obligations and terms set forth in Sections 2-4 below) shall be effective only if and when the Merger consummates, provided that the Assignment shall not be effective in the event of any Merger consummated after September 23, 2019.

2.	If the Merger has consummated and Constellation has raised at least an additional $15,000,000 (the “Post-Closing Proceeds”) pursuant to proceeds received from one or more equity financings consummated after the closing of the Merger (the “Closing”) and by the twelve (12) month anniversary of the Closing (the “Anniversary Date”), then the Company shall pay to the Underwriters a cash fee equal to 50% of the Original Fee, or $2,187,500 (the “New Cash Fee”), in its entirety, within two (2) business days from the Company’s receipt of the Post-Closing Proceeds. For the avoidance of doubt, the Post-Closing Proceeds shall not include any proceeds received in any financing consummated prior to or simultaneous with the Closing.

3.	If the Merger has consummated and Constellation has failed to raise the Post-Closing Proceeds by the Anniversary Date, then the Company shall pay to the Underwriters a cash fee equal to 50% of the New Cash Fee, or $1,093,750 (the “50% New Cash Fee”), within one (1) week of the Anniversary Date. With respect to the remaining balance of $1,093,750 of the New Cash Fee (the “Remaining Balance”), Cowen may elect to extend the Company’s payment deadline to a future date to be determined at that time, at which point the Remaining Balance shall be due and payable. If Cowen does not make such an election within two (2) weeks of the Anniversary Date, then the Company shall, in lieu of the Company paying the Remaining Balance in cash, cause Constellation to issue to the Underwriters a number of shares of Constellation’s common stock having an aggregate value equal to the Remaining Balance, assuming a price per share equal to the then Fair Market Value (as defined below) of Constellation’s common stock (the “Alternative Equity Payment”). “Fair Market Value” shall mean Constellation’s 60-day volume-weighted average price on the last trading day before Constellation’s issuance of the Alternative Equity Payment, subject to any limitation imposed by stock exchange rules.

4.	Pursuant to the terms of this Fee Agreement, the Company’s payment of (i) the New Cash Fee or (ii) the 50% New Cash Fee and the Alternative Equity Payment, in either instance, shall satisfy the Company’s obligation to pay the Original Fee in full, and no further payment of any kind shall be required of the Company or Constellation in connection with the Original Fee.

5.	If, during the eighteen (18) month period following the Closing, the Company proposes to effect any restructuring transaction (through a recapitalization, extraordinary dividend, stock repurchase, spin-off, joint venture or otherwise), any acquisition or disposition transaction (including, without limitation, a merger, exchange offer, sale or purchase of assets or capital stock), any bank financing, any public offering, any Rule 144A offering or any private placement of securities, the Company agrees to offer to engage Cowen as the Company’s exclusive financial advisor, lead lender or arranger, lead manager underwriter, lead purchaser, or exclusive placement agent, as the case may be, in connection with such transaction(s) on terms and conditions customary to investment banks for similar transactions; provided, however, that Cowen may decline in writing such engagement in its sole and absolute discretion at such time. The terms of such engagements shall be set forth in separate agreements and may be subject to, among other things, satisfactory completion of due diligence by Cowen, market conditions, the absence of adverse changes to the Company’s business or financial condition, approval of Cowen’s internal committee and any other conditions that Cowen may deem appropriate for transactions of such nature.

6.	This Fee Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Fee Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

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7.	This Fee Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

8.	This Fee Agreement may be executed and delivered (including by facsimile transmission or by electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Pages Follow]

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CONSTELLATION ALPHA CAPITAL CORP.

By:	/s/ Rajiv Shukla
	Name:	Rajiv Shukla
	Title:	Chief Executive Officer

DERMTECH, INC.

By:	/s/ John Dobak
Name: John Dobak
Title: Chief Executive Officer

Acknowledged and Agreed:

COWEN AND COMPANY, LLC

By:	/s/ Christopher Weekes
Name: Christopher Weekes
Title: Managing Director

[Signature Page to Deferred Underwriting Fee Assignment Agreement]